                                                                     EXHIBIT 2.1


________________________________________________________________________________




                         AGREEMENT AND PLAN OF MERGER


                         DATED AS OF FEBRUARY 14, 2000


                                BY AND BETWEEN


                            SOUTHBANC SHARES, INC.


                                      AND


                            HERITAGE BANCORP, INC.




________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                     Page No.
Introductory Statement...........................................................................           4

ARTICLE I     The Merger.........................................................................           5
   Section 1.1.   Structure of the Merger........................................................           5
   Section 1.2.   Effect on Outstanding Shares of Heritage Common Stock..........................           5
   Section 1.3.   Election and Proration Procedures..............................................           6
   Section 1.4.   Exchange Procedures............................................................           9
   Section 1.5.   Effect on Outstanding Shares of SouthBanc Common Stock.........................          11
   Section 1.6.   Directors of SouthBanc after Effective Time....................................          11
   Section 1.7.   Certificate of Incorporation and Bylaws of the Surviving Corporation...........          11
   Section 1.8.   Heritage Stock Options and Restricted Stock....................................          12
   Section 1.9.   Dissenters' Rights.............................................................          12

ARTICLE II    Representations and Warranties.....................................................          13
   Section 2.1.   Representations and Warranties of Heritage.....................................          13
   Section 2.2.   Representations and Warranties of SouthBanc ...................................          27

ARTICLE III   Conduct Pending the Merger.........................................................          41
   Section 3.1.   Conduct of Business Prior to the Effective Time................................          41
   Section 3.2.   Forbearances...................................................................          42

ARTICLE IV    Covenants..........................................................................          44
   Section 4.1.   Acquisition Proposals..........................................................          44
   Section 4.2.   Access and Information.........................................................          46
   Section 4.3.   Applications; Consents.........................................................          46
   Section 4.4.   Antitakeover Provisions........................................................          47
   Section 4.5.   Additional Agreements..........................................................          47
   Section 4.6.   Publicity......................................................................          47
   Section 4.7.   Stockholders Meetings..........................................................          47
   Section 4.8.   Registration of SouthBanc Common Stock.........................................          48
   Section 4.9.   Affiliate Letters..............................................................          49
   Section 4.10.  Notification of Certain Matters................................................          49
   Section 4.11.  Employees, Directors and Officers..............................................          49
   Section 4.12.  Indemnification................................................................          51
   Section 4.13.  Dividends......................................................................          53
   Section 4.14.  Section 16 Matters.............................................................          53

ARTICLE V     Conditions to Consummation.........................................................          53
   Section 5.1.   Conditions to Each Party's Obligations.........................................          53
   Section 5.2.   Conditions to the Obligations of SouthBanc ....................................          55
   Section 5.3.   Conditions to the Obligations of Heritage......................................          56

ARTICLE VI    Termination........................................................................          56
   Section 6.1.   Termination....................................................................          56
   Section 6.2.   Effect of Termination..........................................................          58

ARTICLE VII   Closing, Effective Date and Effective Time.........................................          58

   Section 7.1.   Effective Date and Effective Time..............................................          58
   Section 7.2.   Deliveries at the Closing......................................................          59

ARTICLE VIII  Certain Other Matters..............................................................          59
   Section 8.1.   Certain Definitions; Interpretation............................................          59
   Section 8.2.   Survival.......................................................................          63
   Section 8.3.   Waiver; Amendment..............................................................          63
   Section 8.4.   Counterparts...................................................................          63
   Section 8.5.   Governing Law..................................................................          63
   Section 8.6.   Expenses.......................................................................          63
   Section 8.7.   Notices........................................................................          63
   Section 8.8.   Entire Agreement; etc..........................................................          64
   Section 8.9.   Successors and Assigns; Assignment.............................................          65

EXHIBITS
   Exhibit A   Heritage Stock Option Agreement
   Exhibit B   SouthBanc Stock Option Agreement
   Exhibit C   Form of Affiliate Letter
   Exhibit D   Form of Employment Agreement between SouthBanc and J. Edward
               Wells
   Exhibit E   Form of Employment Agreement between Heritage Federal and J.
               Edward Wells
   Exhibit F   Form of Change in Control Agreement

SCHEDULES
   Schedule 2.1(b)   Subsidiaries of Heritage
   Schedule 2.1(c)   Heritage Stock Options
   Schedule 2.1(f)   Consents and Approvals of Heritage
   Schedule 2.1(l)   Material Contracts of Heritage
   Schedule 2.1(n)   Employee Benefit Plan of Heritage
   Schedule 2.1(s)   Problem Assets of Heritage
   Schedule 2.2(b)   Subsidiaries of SouthBanc
   Schedule 2.2(f)   Consents and Approvals of SouthBanc
   Schedule 2.2(l)   Material Contracts of SouthBanc
   Schedule 2.2(n)   Employee Benefit Plans of SouthBanc
   Schedule 2.2(s)   Problem Assets of SouthBanc
   Schedule 3.2      Permitted Activities

                         Agreement and Plan of Merger
                         ----------------------------

                  This is an Agreement and Plan of Merger, dated as of the 14th day of February, 2000 ("Agreement"), by and between SouthBanc Shares, Inc., a Delaware corporation ("SouthBanc"), and Heritage Bancorp, Inc., a Delaware corporation ("Heritage").

                            Introductory Statement
                            ----------------------

                  The Board of Directors of each of SouthBanc and Heritage (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of SouthBanc and Heritage, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

                  The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined in Section 8.1) for federal income tax purposes, and that the Merger shall be accounted for as a purchase transaction for accounting purposes.

                  SouthBanc and Heritage desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

                  As a condition and inducement to SouthBanc's willingness to enter into this Agreement and the SouthBanc Stock Option Agreement referred to below, SouthBanc and Heritage are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "Heritage Stock Option
                                     ---------
Agreement"), pursuant to which Heritage is granting to SouthBanc an option to purchase shares of Heritage Common Stock (as defined in Section 8.1), and as a condition and inducement to Heritage's willingness to enter into this Agreement and the Heritage Stock Option Agreement, Heritage and SouthBanc are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit
                                                                         -------
B (the "SouthBanc Stock Option Agreement"), pursuant to which SouthBanc is
-
granting to Heritage an option to purchase shares of SouthBanc Common Stock (as defined in Section 8.1).

                  In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                   ARTICLE I
                                  The Merger
                                  ----------

                  Section 1.1.  Structure of the Merger.   On the Effective
                                -----------------------
Date (as defined in Section 7.1), Heritage will merge with and into SouthBanc ("Merger") pursuant to the provisions of, and with the effect provided for in, Delaware Law (as defined in Section 8.1). Upon consummation of the Merger, the separate corporate existence of Heritage shall cease. SouthBanc shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time (as defined in Section 7.1), SouthBanc shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Heritage, all as more fully described under Delaware Law.

                  Section 1.2.  Effect on Outstanding Shares of Heritage Common
                                -----------------------------------------------
Stock.
-----
                  (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Heritage Common Stock issued and outstanding at the Effective Time, other than Excluded Shares (as defined in Section 8.1), shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $17.65 in cash without interest (the "Cash Consideration") or (ii) the number of shares of SouthBanc common stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." The Exchange Ratio shall be equal (rounded to the nearest one-thousandth) to (w) 1.109 if the SouthBanc Price (as defined in Section 8.1) is $15.92 or less, (x) the result obtained by dividing $17.65 by the SouthBanc Price if the SouthBanc Price is greater than $15.92 and less than $20.60, (y) 0.857 if the SouthBanc Price is $20.60 or more and less than $23.41 or (z) the result obtained by dividing $20.06 by the SouthBanc Price if the SouthBanc Price is $23.41 or more; provided, however, that if a Triggering Event (as defined in Section 8.1) has occurred and the SouthBanc Price is greater than $23.41, then the Exchange Ratio shall be equal to 0.857.

                  (b) Notwithstanding any other provision of this Agreement, no fraction of a share of SouthBanc Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, SouthBanc shall pay to each holder of Heritage Common Stock who would otherwise be entitled to a fraction of a share of SouthBanc Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the SouthBanc Price.

                  (c) If, between the date of this Agreement and the Effective Time (and as permitted by Section 3.2), the outstanding shares of SouthBanc Common Stock or the outstanding shares of Heritage Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be adjusted appropriately to provide the holders of Heritage Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                  (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares (as defined in Section 1.9), shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of SouthBanc Common Stock that are held by Heritage, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this Section 1.2 but instead shall be treated in accordance with the provisions set forth in Section 1.9 of this Agreement.

                  Section 1.3.  Election and Proration Procedures.
                                ---------------------------------

                  (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Heritage Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by SouthBanc and reasonably satisfactory to Heritage (the "Exchange Agent") in such form as Heritage and SouthBanc shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Heritage Common Stock (other than holders of Dissenters' Shares or shares of Heritage Common Stock to be canceled as provided in Section 1.2(d)) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Heritage Common Stock.

                  (b) Each Election Form shall entitle the holder of shares of Heritage Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Holders of record of shares of Heritage Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Heritage Common Stock held by that Representative for a particular beneficial owner. Shares of Heritage Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Heritage Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of Heritage Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of Heritage Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

                  (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as Heritage and SouthBanc may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by SouthBanc pursuant to Section 1.4(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Heritage Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Heritage stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Heritage stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by SouthBanc and Heritage that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Heritage Common Stock held by such stockholder shall be designated Non-Election Shares. SouthBanc shall cause the Certificates representing Heritage Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

                  (d) Notwithstanding any other provision contained in this Agreement, 50% of the total number of shares of Heritage Common Stock outstanding at the Effective Time, less 50% of the aggregate number of shares of Heritage Common Stock acquired by SouthBanc prior to the Effective Time (the "Stock Conversion Number"), shall be converted into the Stock Consideration and the remaining outstanding shares of Heritage Common Stock shall be converted into the Cash Consideration (in each case, excluding (i) shares of Heritage Common Stock to be canceled as provided in Section 1.2(d) and (ii) Dissenters' Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding Heritage Shares")); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, as reasonably determined by counsel to SouthBanc and Heritage, SouthBanc shall increase the number of outstanding Heritage shares that will be converted into the Stock Consideration and reduce the number of outstanding Heritage shares that will be converted into the right to receive the Cash Consideration.

                  (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, SouthBanc shall cause the Exchange Agent to effect the allocation among holders of Heritage Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                           (i)      If the Stock Election Number exceeds the
Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

                           (ii)     If the Stock Election Number is less than
the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                                    (A)     if the Shortfall Number is less than
or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                                    (B)     if the Shortfall Number exceeds the
number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash

Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

                  For purposes of this Section 1.3(e), if SouthBanc is obligated to increase the number of Outstanding Heritage Shares to be converted into shares of SouthBanc Common Stock as a result of the application of the last clause of Section 1.3(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 1.3(e).

                  Section 1.4.  Exchange Procedures.
                                -------------------

                  (a) Appropriate transmittal materials ("Letter of Transmittal") in a form satisfactory to SouthBanc and Heritage shall be mailed as soon as practicable after the Effective Time to each holder of record of Heritage Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Heritage Common Stock to be converted thereby.

                  (b) At and after the Effective Time, each Certificate (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

                  (c) Prior to the Effective Time, SouthBanc shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Heritage Common Stock, for exchange in accordance with this
Section 1.4, an amount of cash sufficient to pay the aggregate Cash Consideration and the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 1.2, and SouthBanc shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of SouthBanc Common Stock to provide for payment of the aggregate Stock Consideration.

                  (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as SouthBanc may reasonably determine and
(iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of SouthBanc Common Stock that such holder has the right to receive pursuant to Section 1.2, if any, and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.2, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2) and any dividends or other distributions to which such holder is entitled pursuant to this Section
1.4. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute SouthBanc Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SouthBanc Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Heritage Common Stock not registered in the transfer records of Heritage, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Heritage Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of SouthBanc and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

                  (e) No dividends or other distributions declared or made after the Effective Time with respect to SouthBanc Common Stock shall be remitted to any person entitled to receive shares of SouthBanc Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 1.4. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of SouthBanc Common Stock represented by such person's Certificates.

                  (f) The stock transfer books of Heritage shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Heritage of any shares of Heritage Common Stock. If, after the Effective Time, Certificates are presented to SouthBanc, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.4.

                  (g) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section 1.4 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Heritage for six months after the Effective Time shall be repaid by the Exchange Agent to SouthBanc upon the written request of SouthBanc. After such request is made, any stockholders of Heritage who have not theretofore complied with this Section 1.4 shall look only to SouthBanc for the Merger Consideration deliverable in respect of each share of Heritage Common Stock such stockholder holds, as determined pursuant to
Section 1.2 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of SouthBanc (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Heritage Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (h) SouthBanc and the Exchange Agent shall be entitled to rely upon Heritage's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, SouthBanc and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

                  Section 1.5.  Effect on Outstanding Shares of SouthBanc
                                -----------------------------------------
Common Stock.   At and after the Effective Time, each share of SouthBanc Common
------------
Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

                  Section 1.6.  Directors of SouthBanc after Effective Time.
                                -------------------------------------------
From and after the Effective Time, until duly changed in compliance with applicable law, the Board of Directors of SouthBanc shall consist of (i) Robert
W. Orr and four directors designated by SouthBanc and (ii) J. Edward Wells and two directors designated by Heritage.

                  Section 1.7.  Certificate of Incorporation and Bylaws of
                                ------------------------------------------
the Surviving Corporation.   The certificate of incorporation and bylaws of
-------------------------
SouthBanc in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  Section 1.8.  Heritage Stock Options and Restricted Stock.
                                -------------------------------------------

                  (a) At the Effective Time, each option to acquire shares of Heritage Common Stock ("Heritage Option") granted pursuant to Heritage's 1998 Stock Option Plan (the "Heritage Option Plan") that is then outstanding and unexercised, whether or not vested, shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of
(i) the number of shares of Heritage Common Stock subject to such option at the Effective Time and (ii) an amount by which the $17.65 exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a Heritage Option is greater than $17.65, then at the Effective Time such Heritage Option shall be canceled without any payment made in exchange therefor. At the Effective Time the Heritage Option Plan shall be deemed terminated.

                  (b) Each restricted share of Heritage Common Stock granted pursuant to the Heritage Bancorp, Inc. Management Recognition and Development Plan (each such share, a "Heritage Restricted Share") that is outstanding immediately prior to the Effective Time shall vest and become free of restrictions to the extent provided by the terms thereof. Each award of Heritage Restricted Shares shall be converted, as of the Effective Time, into the Merger Consideration and the aggregate Merger Consideration, net of any cash which must be withheld under federal and state income and employment tax requirements, shall be delivered to the respective holders of Heritage Restricted Shares as soon as practicable following the Effective Time.

                  Section 1.9.  Dissenters' Rights.   Notwithstanding any
                                ------------------
other provision of this Agreement to the contrary, shares of Heritage Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Delaware Law (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Delaware Law, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.4 of the Heritage Certificate or Heritage Certificates that, immediately prior to the Effective Time, evidenced such shares. Heritage shall give SouthBanc (i) prompt notice of any written demands for appraisal of any shares of Heritage Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by Heritage relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Delaware Law consistent with the obligations of Heritage thereunder. Heritage shall not, except with the prior written consent of SouthBanc, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law.


                                  ARTICLE II
                        Representations and Warranties
                        ------------------------------

                  Section 2.1.  Representations and Warranties of Heritage.
                                ------------------------------------------
Heritage represents and warrants to SouthBanc that:

                  (a)      Organization.
                           ------------

                           (i)      Heritage is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company.

                           (ii)     Heritage Federal Bank ("Heritage Federal")
is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Heritage Federal are insured by the Savings Association Insurance Fund of the FDIC (as defined in Section 8.1) to the extent provided in the FDIA (as defined in Section 8.1).

                           (iii)    Heritage and Heritage Federal each has all
requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Heritage and Heritage Federal are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect (as defined in Section 8.1) on Heritage.

                  (b)      Subsidiaries.
                           ------------

                           (i)      Schedule 2.1(b) sets forth (A) the name,
                                    ---------------
percentage ownership and number of shares of stock owned or controlled by Heritage of each Subsidiary (as defined in Section 8.1); and (B) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by savings and loan holding companies or federally chartered savings associations.

                           (ii)     Heritage owns of record and beneficially all
the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Heritage's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Heritage.

                           (iii)    None of Heritage's Subsidiaries holds shares
of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

                           (iv)     No Subsidiary of Heritage other than
Heritage Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

                  (c)      Capital Structure.
                           -----------------

                           (i)      The authorized capital stock of Heritage
consists of:

                                    (A)     10,000,000 shares of Heritage Common
                                            Stock; and

                                    (B)     500,000 shares of preferred stock,
                                            par value $.01 per share.

                           (ii)     As of the date of this Agreement:

                                    (A)     4,301,089 shares of Heritage Common
                                            Stock are issued and outstanding,
                                            all of which are validly issued,
                                            fully paid and nonassessable;

                                    (B)     no shares of Heritage preferred
                                            stock are issued and outstanding or
                                            held in Heritage's treasury;

                                    (C)     416,588 shares of Heritage Common
                                            Stock are reserved for issuance
                                            pursuant to outstanding Heritage
                                            Options under the Heritage Option
                                            Plan; and

                                    (D)     512,811 shares of Heritage Common
                                            Stock are held by Heritage in its
                                            treasury or by its Subsidiaries.

                           (iii)    Set forth on Schedule 2.1(c) is a complete
                                                 ---------------
and accurate list of all outstanding Heritage Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Following the Effective Time, no holder of Heritage Options will have any right to receive shares of SouthBanc Common Stock upon the exercise of Heritage Options.

                           (iv)     No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders of Heritage may vote are issued or outstanding.

                           (v)      Except as set forth in this Section 2.1(c)
or on Schedule 2.1(c), as of the date of this Agreement, (A) no shares of
      ---------------
capital stock or other voting securities of Heritage are issued, reserved for issuance or outstanding and (B) neither Heritage nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Heritage or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Heritage or obligating Heritage or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Heritage or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Heritage or any of its Subsidiaries.

                  (d)      Authority.   Heritage has all requisite corporate
                           ---------
power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Heritage's Board of Directors, and no other corporate proceedings on the part of Heritage are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Heritage Common Stock. This Agreement has been duly and validly executed and delivered by Heritage and constitutes a valid and binding obligation of Heritage, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (e)      Fairness Opinion.   Heritage has received the opinion
                           ----------------
of Trident Securities to the effect that, as of the date hereof, the Merger Consideration to be received by Heritage's stockholders is fair, from a financial point of view, to such stockholders.

                  (f)      No Violations; Consents.
                           -----------------------

                           (i)      The execution, delivery and performance of
this Agreement by Heritage do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in Section 2.1(f)(ii) are obtained, violate of any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Heritage or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the certificate of incorporation or bylaws of Heritage or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Heritage or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Heritage or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Heritage.

                           (ii)     Except for (A) the filing of an application
with the OTS (as defined in Section 8.1) under the HOLA (as defined in Section 8.1) and approval of such application, (B) the filing of a certificate of merger with the Delaware Secretary of State pursuant to Delaware Law, (C) the registration under the Securities Act (as defined in Section 8.1) of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock, (D) the registration or qualification of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock under state securities or "blue sky" laws, and (E) such filings, authorizations or approvals as may be set forth in Schedule 2.1(f), no consents or approvals of or filings
                       ---------------
or registrations with any Governmental Entity (as defined in Section 8.1) or with any third party are necessary in connection with the execution and delivery by Heritage of this Agreement or the consummation by Heritage of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Heritage knows of no reason pertaining to Heritage why any of the approvals referred to in this Section 2.1(f) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

                  (g)      Reports and Financial Statements.
                           --------------------------------

                           (i)      Heritage and each of its Subsidiaries have
each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS, (C) the NASD (as defined in Section 8.1) and (D) the SEC (as defined in Section 8.1) (collectively, "Heritage's Reports") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Heritage's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Heritage's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act (as defined in Section 8.1) and the rules and regulations of the SEC promulgated thereunder.

                           (ii)     Each of the financial statements of Heritage
included in Heritage's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Heritage's Reports were prepared from the books and records of Heritage and its Subsidiaries, fairly present the consolidated financial position of Heritage and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Heritage and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP (as defined in Section 8.1) consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

                  (h)      Absence of Certain Changes or Events.   Except as
                           ------------------------------------
disclosed in Heritage's Reports filed with the SEC prior to the date of this Agreement, since September 30, 1999, (i) Heritage and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) Heritage and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any Material Adverse Effect with respect to Heritage, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Heritage or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither Heritage nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of Heritage or any of its Subsidiaries other than as required by GAAP.

                  (i)      Absence of Claims.   There are no suits, actions or
                           -----------------
proceedings pending or, to the knowledge of Heritage, threatened against or affecting Heritage or any of its Subsidiaries or any property or asset of Heritage or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Heritage, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Heritage which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Heritage.

                  (j)      Absence of Regulatory Actions.   Since December 31,
                           -----------------------------
1997, neither Heritage nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator (as defined in Section 8.1), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  (k)      Taxes.   All federal, state, local and foreign tax
                           -----
returns required to be filed by or on behalf of Heritage or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Heritage or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Heritage's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Heritage or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Heritage or any of its Subsidiaries do not file tax returns that Heritage or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Heritage or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Heritage's balance sheet (in accordance with GAAP). Heritage and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Heritage and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Heritage and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

                  (l)      Agreements.
                           ----------

                           (i)      Heritage and its Subsidiaries are not bound
by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Heritage's Reports.

                           (ii)     Schedule 2.1(l) lists any contract,
                                    ---------------
arrangement, commitment or understanding (whether written or oral) to which Heritage or any of its Subsidiaries is a party or is bound:

                                    (A)     with any executive officer or other
key employee of Heritage or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Heritage or any of its Subsidiaries of the nature contemplated by this Agreement;

                                    (B)     with respect to the employment of
any directors, officers employees or consultants;

                                    (C)     (including any stock option plan,
phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                                    (D)     containing covenants that limit the
ability of Heritage or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Heritage (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                                    (E)     pursuant to which Heritage or any of
its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                                    (F)     not fully disclosed in Heritage's
Reports that relates to borrowings of money (or guarantees thereof) by Heritage or any of its Subsidiaries, other than in the ordinary course of business; or

                                    (G)     which is a lease or license with
respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

To the knowledge of Heritage, each of the agreements and other documents referenced in Schedule 2.1(l) is a valid, binding and enforceable obligation of
              ---------------
the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. Heritage has previously delivered to SouthBanc true and complete copies of each agreement and other documents referenced in Schedule 2.1(l).
                        ---------------

                           (iii)    Neither Heritage nor any of its Subsidiaries
is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Heritage, no other party to any such agreement (excluding any loan or extension of credit made by Heritage or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Heritage.

                           (iv)     Heritage and each of its Subsidiaries owns
or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Heritage nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Heritage and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                  (m)      Labor Matters. Heritage and its Subsidiaries are in
                           -------------
material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither Heritage nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Heritage or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Heritage or any of its Subsidiaries pending or threatened.

                  (n)      Employee Benefit Plans.
                           ----------------------

                           (i)      Schedule 2.1(n) contains a complete and
                                    ---------------
accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA (as defined in
Section 8.1), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Heritage or any of its Subsidiaries (hereinafter referred to collectively as the "Heritage Employee Plans"). Heritage has previously delivered or made available to SouthBanc true and complete copies of each agreement, plan and other documents referenced in
Schedule 2.1(n). There has been no announcement or commitment by Heritage or any
---------------
of its Subsidiaries to create an additional Heritage Employee Plan, or to amend any Heritage Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Heritage Employee Plan.

                           (ii)     There is no pending or threatened
litigation, administrative action or proceeding relating to any Heritage Employee Plan. All of the Heritage Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Heritage Employee Plans which is likely to result in the imposition of any penalties or taxes upon Heritage or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

                           (iii)    No liability to the Pension Benefit
Guarantee Corporation has been or is expected by Heritage or any of its Subsidiaries to be incurred with respect to any Heritage Employee Plan which is subject to Title IV of ERISA ("Heritage Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Heritage or any ERISA Affiliate (as defined in Section 8.1). No Heritage Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Heritage Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Heritage Pension Plan as of the end of the most recent plan year with respect to the respective Heritage Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Heritage Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Heritage Pension Plan within the 12-month period ending on the date hereof. Neither Heritage nor any of its Subsidiaries has provided, or is required to provide, security to any Heritage Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section

401(a)(29) of the IRC. Neither Heritage, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                           (iv)     Except as disclosed on Schedule 2.1(n), each
                                                           ---------------
Heritage Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "Heritage Qualified Plan") has received a favorable determination letter from the IRS (as defined in Section 8.1), and Heritage and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Heritage Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such Heritage Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

                           (v)      Heritage and its Subsidiaries do not have
any obligations for post-retirement or post-employment benefits under any Heritage Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Heritage or any of its Subsidiaries, for the Heritage Employee Plans listed in
Schedule 2.1(n), the execution and delivery of this Agreement and the
---------------
consummation of the transactions contemplated hereby will not result in any payment or series of payments by Heritage or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Heritage Employee Plan or accelerate the time of payment or vesting of any such benefit.

                  (o)      Title to Assets. Heritage and each of its
                           ---------------
Subsidiaries has good and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which Heritage or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Heritage nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Heritage and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Heritage to be adequate for the current business of Heritage and its Subsidiaries. To the knowledge of Heritage, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

                  (p)      Compliance with Laws. Heritage and each of its
                           --------------------
Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither Heritage nor any of its Subsidiaries is in violation of, and Heritage and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Heritage.

                  (q)      Fees. Other than financial advisory services
                           ----
performed for Heritage by Trident Securities pursuant to an agreement dated February 9, 2000, a true and complete copy of which has been previously delivered to SouthBanc, neither Heritage nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Heritage or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                  (r)      Environmental Matters. There is no suit, claim,
                           ---------------------
action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Heritage, threatened before any court, governmental agency or board or other forum against Heritage or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined in Section 8.1) or relating to the presence of or release into the environment of any Hazardous Material (as defined in Section 8.1), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To Heritage's knowledge, the properties currently owned or operated by Heritage or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither Heritage nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To Heritage's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Heritage or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Heritage or any of its Subsidiaries. To Heritage's knowledge, during the period of Heritage's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Heritage's knowledge, prior to the period of Heritage's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

                  (s)      Loan Portfolio; Allowance; Asset Quality.
                           ----------------------------------------

                           (i)      With respect to each Loan (as defined in
Section 8.1) owned by Heritage or its Subsidiaries in whole or in part:

                                    (A)     to the knowledge of Heritage, the
note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                                    (B)     neither Heritage nor any of its
Subsidiaries, nor any prior holder of a loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable loan file;

                                    (C)     Heritage or a Subsidiary of Heritage
is the sole holder of legal and beneficial title to each loan (or Heritage's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Heritage or a Subsidiary of Heritage;

                                    (D)     the note and the related security
documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file;

                                    (E)     there is no pending or threatened
condemnation proceeding or similar proceeding affecting the property that serves as security for a loan, except as otherwise referenced on the books and records of Heritage;

                                    (F)     to the knowledge of Heritage, there
is no litigation or proceeding pending or threatened relating to the property that serves as security for a loan that would have a Material Adverse Effect upon the related loan; and

                                    (G)     with respect to a loan held in the
form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms.

                           (ii)     The allowance for possible loan losses
reflected in Heritage's audited balance sheet at September 30, 1999 was, and the allowance for possible losses shown on the balance sheets in Heritage's Reports for periods ending after September 30, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

                           (iii)    Schedule 2.1(s) sets forth a true and
                                    ---------------
complete listing, as of December 31, 1999, of:

                                    (A)     all Loans that have been classified
(whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

                                    (B)     Loans (1) that are contractually
past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

                           (iv)     To the knowledge of Heritage, neither
Heritage nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of Heritage or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Heritage or any of its Subsidiaries is listed on Schedule 2.1(s) and is carried net of reserves
                                 ---------------
at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

                  (t)      Deposits.   None of the deposits of Heritage or any
                           --------
of its Subsidiaries is a "brokered" deposit.

                  (u)      Anti-takeover Provisions Inapplicable.   Heritage and
                           -------------------------------------
its Subsidiaries have taken all actions required to exempt SouthBanc, the Agreement, and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

                  (v)      Insurance. In the opinion of management, Heritage and
                           ---------
its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Heritage and its Subsidiaries are in full force and effect, Heritage and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                  (w)      Investment Securities; Derivatives.
                           ----------------------------------

                           (i)      Except for restrictions that exist for
securities to be classified as "held to maturity," none of the investment securities held by Heritage or any of its Subsidiaries, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                           (ii)     Neither Heritage nor any of its Subsidiaries
is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or
(B) are likely to have changes in
value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                  (x)      Indemnification.   Except as provided in the
                           ---------------
certificate of incorporation or bylaws of Heritage and the similar organizational documents of its Subsidiaries, neither Heritage nor any Subsidiary is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Heritage and, to the knowledge of Heritage, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Heritage or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

                  (y)      Books and Records.   The books and records of
                           -----------------
Heritage and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                  (z)      Corporate Documents.   Heritage has previously
                           -------------------
furnished or made available to SouthBanc a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of Heritage and each of Heritage's Subsidiaries, as in effect as of the date of this Agreement. Neither Heritage nor any of Heritage's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of Heritage and each of Heritage's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

                  (aa)     Registration Statement.   The information regarding
                           ----------------------
Heritage and its Subsidiaries to be supplied by Heritage for inclusion in the Registration Statement (as defined in Section 4.8) will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (bb)     Community Reinvestment Act Compliance.   Heritage
                           -------------------------------------
Federal is in material compliance with the applicable provisions of the CRA (as defined in Section 8.1) and the regulations promulgated thereunder, and Heritage Federal currently has a CRA rating of satisfactory or better. To the knowledge of Heritage, there is no fact or circumstance or set of facts or circumstances that would cause Heritage Federal to fail to comply with such provisions or cause the CRA rating of Heritage Federal to fall below satisfactory.

                  (cc)     Undisclosed Liabilities.   As of the date hereof,
                           -----------------------
Heritage and its Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Heritage as of September 30, 1999, (ii) liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Heritage and (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                  (dd)     Year 2000 Matters.   Heritage and its Subsidiaries
                           -----------------
have not experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of Heritage or its Subsidiaries have reported year 2000 data processing problems to Heritage that, individually or in the aggregate, would have a Material Adverse Effect on Heritage.

                  (ee)     Tax Treatment of the Merger.   Heritage has no
                           ---------------------------
knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

                  Section 2.2.      Representations and Warranties of SouthBanc.
                                    -------------------------------------------
SouthBanc represents and warrants to Heritage that:


                  (a)      Organization.
                           ------------

                           (i)      SouthBanc is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company.

                           (ii)     Perpetual Bank, a Federal Savings Bank
("Perpetual Bank") is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Perpetual Bank are insured by the Savings Association Insurance Fund of FDIC to the extent provided in the FDIA.

                           (iii)    SouthBanc and Perpetual Bank each has all
requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. SouthBanc and Perpetual Bank are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on SouthBanc.

                  (b)      Subsidiaries.
                           ------------

                           (i)      Schedule 2.2(b) sets forth (A) the name,
                                    ---------------
percentage ownership and number of shares of stock owned or controlled by SouthBanc of each Subsidiary; and (B) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by savings and loan holding companies or federally chartered savings associations.

                           (ii)     SouthBanc owns of record and beneficially
all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of SouthBanc's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on SouthBanc.

                           (iii)    None of SouthBanc's Subsidiaries holds
shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

                           (iv)     No Subsidiary of SouthBanc other than
Perpetual Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

                  (c)      Capital Structure.
                           -----------------

                           (i)      The authorized capital stock of SouthBanc
consists of:

                                    (A)     7,500,000 shares of SouthBanc Common
                                            Stock; and

                                    (B)     250,000 of preferred stock, par
                                            value $.01 per share.

                           (ii)     As of the date of this Agreement:

                                    (A)     3,089,113 shares of SouthBanc Common
                                            Stock are issued and outstanding,
                                            all of which are validly issued,
                                            fully paid and nonassessable;

                                    (B)     no shares of SouthBanc preferred
                                            stock are issued and outstanding or
                                            held in SouthBanc's treasury;

                                    (C)     388,701 shares of SouthBanc Common
                                            Stock are reserved for issuance
                                            pursuant to outstanding grants or
                                            awards under SouthBanc's stock
                                            option plans;

                                    (D)     250,000 shares of SouthBanc Common
                                            Stock are reserved for issuance
                                            pursuant to SouthBanc's Dividend
                                            Reinvestment Plan; and

                                    (E)     1,232,917 shares of SouthBanc Common
                                            Stock are held by SouthBanc in its
                                            treasury or by its Subsidiaries.

                           (iii)    No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders of SouthBanc may vote are issued or outstanding.

                           (iv)     Except as set forth in this Section 2.2(c),
as of the date of this Agreement, (A) no shares of capital stock or other voting securities of SouthBanc are issued, reserved for issuance or outstanding and (B) neither SouthBanc nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating SouthBanc or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of SouthBanc or obligating SouthBanc or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of SouthBanc or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SouthBanc or any of its Subsidiaries.

                           (v)      The shares of SouthBanc Common Stock to be
issued in exchange for shares of Heritage Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

                  (d)      Authority.   SouthBanc has all requisite corporate
                           ---------
power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of SouthBanc's Board of Directors, and no other corporate proceedings on the part of SouthBanc are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of SouthBanc Common Stock. This Agreement has been duly and validly executed and delivered by SouthBanc and constitutes a valid and binding obligation of SouthBanc, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (e)      Fairness Opinion.   SouthBanc has received the
                           ----------------
opinion of Sandler O'Neill & Partners, L.P. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to SouthBanc's stockholders.

                  (f)      No Violations; Consents.
                           -----------------------

                           (i)      The execution, delivery and performance of
this Agreement by SouthBanc do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in Section 2.2(f)(ii) are obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which SouthBanc or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the certificate of incorporation or bylaws of SouthBanc or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of SouthBanc or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SouthBanc or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on SouthBanc.

                           (ii)     Except for (A) the filing of an application
with the OTS under the HOLA and approval of such application, (B) the filing of a certificate of merger with the Delaware Secretary of State pursuant to Delaware Law, (C) the registration under the Securities Act of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock, (D) the registration or qualification of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock under state securities or "blue sky" laws, and (E) such filings, authorizations or approvals as may be set forth in Schedule 2.2(f), no consents or approvals of or filings
                       ---------------
or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by SouthBanc of this Agreement or the consummation by SouthBanc of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, SouthBanc knows of no reason pertaining to SouthBanc why any of the approvals referred to in this Section 2.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

                  (g)      Reports and Financial Statements.
                           --------------------------------

                           (i)      SouthBanc and each of its Subsidiaries have
each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS, (C) the NASD and (D) the SEC (collectively, "SouthBanc's Reports") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of SouthBanc's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of SouthBanc's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

                           (ii)     Each of the financial statements of
SouthBanc included in SouthBanc's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in SouthBanc's Reports were prepared from the books and records of SouthBanc and its Subsidiaries, fairly present the consolidated financial position of SouthBanc and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of SouthBanc and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

                  (h)      Absence of Certain Changes or Events.   Except as
                           ------------------------------------
disclosed in SouthBanc's Reports filed with the SEC prior to the date of this Agreement, since September 30, 1999, (i) SouthBanc and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) SouthBanc and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any Material Adverse Effect with respect to SouthBanc, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by SouthBanc or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither SouthBanc nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of SouthBanc or any of its Subsidiaries other than as required by GAAP.

                  (i)      Absence of Claims.   There are no suits, actions or
                           -----------------
proceedings pending or, to the knowledge of SouthBanc, threatened against or affecting SouthBanc or any of its Subsidiaries or any property or asset of SouthBanc or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SouthBanc, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against SouthBanc which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SouthBanc.

                  (j)      Absence of Regulatory Actions.   Since December 31,
                           -----------------------------
1997, neither SouthBanc nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  (k)      Taxes.   All federal, state, local and foreign tax
                           -----
returns required to be filed by or on behalf of SouthBanc or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by SouthBanc or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SouthBanc's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of SouthBanc or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where SouthBanc or any of its Subsidiaries do not file tax returns that SouthBanc or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to SouthBanc or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SouthBanc's balance sheet (in accordance with GAAP). SouthBanc and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. SouthBanc and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and SouthBanc and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

                  (l)      Agreements.
                           ----------

                           (i)      SouthBanc and its Subsidiaries are not bound
by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in SouthBanc's Reports.

                           (ii)     Schedule 2.2(l) lists any contract,
                                    ---------------
arrangement, commitment or understanding (whether written or oral) to which SouthBanc or any of its Subsidiaries is a party or is bound:

                                    (A)     with any executive officer or other
key employee of SouthBanc or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SouthBanc or any of its Subsidiaries of the nature contemplated by this Agreement;

                                    (B)     with respect to the employment of
any directors, officers employees or consultants;

                                    (C)     (including any stock option plan,
phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                                    (D)     containing covenants that limit the
ability of SouthBanc or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, SouthBanc (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                                    (E)     pursuant to which SouthBanc or any
of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                                    (F)     not fully disclosed in SouthBanc's
Reports that relates to borrowings of money (or guarantees thereof) by SouthBanc or any of its Subsidiaries, other than in the ordinary course of business; or

                                    (G)     which is a lease or license with
respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

To the knowledge of SouthBanc, each of the agreements and other documents referenced in Schedule 2.2(l) is a valid, binding and enforceable obligation of
              ---------------
the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. SouthBanc has previously delivered to Heritage true and complete copies of each agreement and other documents referenced in Schedule 2.2(l).
                        ---------------

                           (iii)    Neither SouthBanc nor any of its
Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of SouthBanc, no other party to any such agreement (excluding any loan or extension of credit made by SouthBanc or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on SouthBanc.

                           (iv)     SouthBanc and each of its Subsidiaries owns
or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither SouthBanc nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of SouthBanc and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                  (m)      Labor Matters.   SouthBanc and its Subsidiaries are
                           -------------
in material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither SouthBanc nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is SouthBanc or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving SouthBanc or any of its Subsidiaries pending or threatened.

                  (n)      Employee Benefit Plans.
                           ----------------------

                           (i)      Schedule 2.2(n) contains a complete and
                                    ---------------
accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of SouthBanc or any of its Subsidiaries (hereinafter referred to collectively as the "SouthBanc Employee Plans"). SouthBanc has previously delivered or made available to Heritage true and complete copies of each agreement, plan and other agreements referenced in Schedule 2.2(n). There has
                                                   ---------------
been no announcement or commitment by SouthBanc or any of its Subsidiaries to create an additional SouthBanc Employee Plan, or to amend any SouthBanc Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such SouthBanc Employee Plan.

                           (ii)     There is no pending or threatened
litigation, administrative action or proceeding relating to any SouthBanc Employee Plan. All of the SouthBanc Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the SouthBanc Employee Plans which is likely to result in the imposition of any penalties or taxes upon SouthBanc or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by SouthBanc or any of its Subsidiaries to be incurred with respect to any SouthBanc Employee Plan which is subject to Title IV of ERISA ("SouthBanc Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by SouthBanc or any ERISA Affiliate. No SouthBanc Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each SouthBanc Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such SouthBanc Pension Plan as of the end of the most recent plan year with respect to the respective SouthBanc Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such SouthBanc Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any SouthBanc Pension Plan within the 12-month period ending on the date hereof. Neither SouthBanc nor any of its Subsidiaries has provided, or is required to provide, security to any SouthBanc Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither SouthBanc, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Each SouthBanc Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "SouthBanc Qualified Plan") has received a favorable determination letter from the IRS, and SouthBanc and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each SouthBanc Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such SouthBanc Qualified Plan that, as of the end of the plan year, are not allocated to participants" individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) SouthBanc and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any SouthBanc Employee Plan that cannot be amended or terminated upon 60 days" notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to SouthBanc or any of its Subsidiaries, for the SouthBanc Employee Plans listed in Schedule 2.2(n),
                                                             ---------------
the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by SouthBanc or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any SouthBanc Employee Plan or accelerate the time of payment or vesting of any such benefit.

          (o)  Title to Assets. SouthBanc and each of its Subsidiaries has good
               ---------------
and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which SouthBanc or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither SouthBanc nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of SouthBanc and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by SouthBanc to be adequate for the current business of SouthBanc and its Subsidiaries. To the knowledge of SouthBanc, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

          (p)  Compliance with Laws. SouthBanc and each of its Subsidiaries has
               --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither SouthBanc nor any of its Subsidiaries is in violation of, and SouthBanc and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SouthBanc.

          (q)  Fees. Other than financial advisory services performed for
               ----
SouthBanc by RP Financial, LC. pursuant to an agreement dated January 11, 2000 and Sandler O'Neill & Partners, L.P. pursuant to an agreement dated February 2, 2000, true and complete copies of which have been previously delivered to Heritage, neither SouthBanc nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for SouthBanc or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters. There is no suit, claim, action, demand,
               ---------------------
executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of SouthBanc, threatened before any court, governmental agency or board or other forum against SouthBanc or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To SouthBanc's knowledge, the properties currently owned or operated by SouthBanc or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither SouthBanc nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To SouthBanc's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by SouthBanc or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by SouthBanc or any of its Subsidiaries. To SouthBanc's knowledge, during the period of SouthBanc's or any of its Subsidiaries" ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To SouthBanc's knowledge, prior to the period of SouthBanc's or any of its Subsidiaries" ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          (s)  Loan Portfolio; Allowance; Asset Quality.
               ----------------------------------------

               (i) With respect to each Loan owned by SouthBanc or its Subsidiaries in whole or in part:

                    (A) to the knowledge of SouthBanc, the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                    (B) neither SouthBanc nor any of its Subsidiaries, nor any prior holder of a loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable loan file;

                    (C) SouthBanc or a Subsidiary of SouthBanc is the sole holder of legal and beneficial title to each loan (or SouthBanc's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of SouthBanc or a Subsidiary of SouthBanc;

                    (D) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file;

                     (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a loan, except as otherwise referenced on the books and records of SouthBanc;

                     (F) to the knowledge of SouthBanc, there is no litigation or proceeding pending or threatened relating to the property that serves as security for a loan that would have a Material Adverse Effect upon the related loan; and

                     (G) with respect to a loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms.

               (ii) The allowance for possible loan losses reflected in SouthBanc's audited balance sheet at September 30, 1999 was, and the allowance for possible losses shown on the balance sheets in SouthBanc's Reports for periods ending after September 30, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

               (iii) Schedule 2.2(s) sets forth a true and complete listing, as
                     ---------------
of December 31, 1999, of:

                     (A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

                     (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

               (iv) To the knowledge of SouthBanc, neither SouthBanc nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of SouthBanc or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of SouthBanc or any of its Subsidiaries is listed on Schedule 2.2(s) and is carried net of reserves at the
                          ---------------
lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  Deposits. None of the deposits of SouthBanc or any of its
               --------
Subsidiaries is a "brokered" deposit.

          (u)  Anti-takeover Provisions Inapplicable. SouthBanc and its
               -------------------------------------
Subsidiaries have taken all actions required to exempt Heritage, the Agreement, and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Insurance. In the opinion of management, SouthBanc and its
               ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by SouthBanc and its Subsidiaries are in full force and effect, SouthBanc and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (w)  Investment Securities; Derivatives.
               ----------------------------------

               (i) Except for restrictions that exist for securities to be classified as "held to maturity," none of the investment securities held by SouthBanc or any of its Subsidiaries, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither SouthBanc nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (x)  Indemnification. Except as provided in the certificate of
               ---------------
incorporation or bylaws of SouthBanc and the similar organizational documents of its Subsidiaries, neither SouthBanc nor any Subsidiary is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of SouthBanc and, to the knowledge of SouthBanc, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of SouthBanc or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (y)  Books and Records. The books and records of SouthBanc and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (z)  Corporate Documents. SouthBanc has previously furnished or made
               -------------------
available to Heritage a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of SouthBanc and each of SouthBanc's Subsidiaries, as in effect as of the date of this Agreement. Neither SouthBanc nor any of SouthBanc's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of SouthBanc and each of SouthBanc's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (aa) Registration Statement. The information regarding SouthBanc and
               ----------------------
its Subsidiaries to be supplied by SouthBanc for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (bb) Community Reinvestment Act Compliance. Perpetual Bank is in
               -------------------------------------
material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Perpetual Bank currently has a CRA rating of satisfactory or better. To the knowledge of SouthBanc, there is no fact or circumstance or set of facts or circumstances that would cause Perpetual Bank to fail to comply with such provisions or cause the CRA rating of Perpetual Bank to fall below satisfactory.

          (cc) Undisclosed Liabilities. As of the date hereof, SouthBanc and its
               -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of SouthBanc as of September 30, 1999,
(ii) liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on SouthBanc and (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (dd) Year 2000 Matters. SouthBanc and its Subsidiaries have not
               -----------------
experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of SouthBanc or its Subsidiaries have reported year 2000 data processing problems to SouthBanc that, individually or in the aggregate, would have a Material Adverse Effect on SouthBanc.

          (ee) Tax Treatment of the Merger. SouthBanc has no knowledge of any
               ---------------------------
fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

                                  ARTICLE III
                          Conduct Pending the Merger
                          --------------------------

          Section 3.1. Conduct of Business Prior to the Effective Time. Except
                       -----------------------------------------------
as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, each of SouthBanc and Heritage shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of Heritage or SouthBanc to perform their respective covenants and agreements on a timely basis under this Agreement and (iv) take no action that would adversely affect or delay the ability of Heritage or SouthBanc to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

          Section 3.2. Forbearances. Without limiting the covenants set forth in
                       ------------
Section 3.1 hereof, except as expressly contemplated or permitted by this Agreement or as set forth on Schedule 3.2 and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, neither SouthBanc nor Heritage shall, and neither SouthBanc nor Heritage shall permit any of their respective Subsidiaries to, without the prior written consent of the other party:

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

          (b)  (i)     adjust, split, combine or reclassify any capital stock;

               (ii) make, declare or pay any dividend, or make any other distribution on its capital stock (except (A) in the case of SouthBanc, for regular quarterly cash dividends at a rate not in excess of $.15 per share of SouthBanc Common Stock, (B) in the case of Heritage, for regular quarterly cash dividends at a rate not in excess of $.075 per share of Heritage Common Stock and (C) dividends paid by any of the Subsidiaries of each of SouthBanc and Heritage for the purpose of enabling SouthBanc or Heritage to pay the dividends specified in (A) and (B));

               (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to (A) the exercise of stock options, outstanding as of the date hereof, (B) in the case of SouthBanc, its Dividend Reinvestment Plan or (C) the Heritage Stock Option Agreement or the SouthBanc Stock Option Agreement;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in excess of $100,000, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 3.2(f);

          (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

          (g)  (i)    increase in any manner the compensation or fringe benefits of any of its employees or directors except in the ordinary course of business consistent with past practices, or pay any pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

               (ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

               (iii) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

               (iv) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with an annual total compensation payment in excess of $100,000;

          (h) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

          (i)  amend its certificate of incorporation or its bylaws;

          (j) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (k) make any capital expenditures in excess of $100,000 per expenditure other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (l) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (m) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

          (n) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

          (o) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

          (p) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (q) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 3.2.

     Any request by either party or response thereto by the other party shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 3.2.

                                  ARTICLE IV
                                   Covenants
                                   ---------

          Section 4.1. Acquisition Proposals. From and after the date hereof
                       ---------------------
until the termination of this Agreement, Heritage agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries" employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 8.1), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and that it shall notify the other party orally (within 1 business day) and in writing (as promptly as practicable, but in no event later than 2 calendar days) of such inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, it shall deliver to the other party a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this
Section 4.1 shall prohibit the Board of Directors of Heritage from:

          (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire Heritage pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that:

               (A) the Board of Directors receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to Heritage's stockholders;

               (B) the Board of Directors determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"); and

                (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, it:

                     (1) provides reasonable notice to SouthBanc to the effect that it is furnishing information to, or entering into discussions or negotiations with, another party; and

                     (2) receives from such person or entity an executed confidentiality agreement in reasonably customary form;

          (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or

          (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

          Section 4.2. Access and Information. Upon reasonable notice, Heritage
                       ----------------------
and SouthBanc shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request and during such period, each of Heritage and SouthBanc shall, and shall cause their respective Subsidiaries to, make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws; provided, however, that no investigation pursuant to this
Section 4.2 shall affect or be deemed to modify any representation or warranty made herein. SouthBanc and Heritage will not, and will use their best efforts to cause their respective representatives not to, use any information obtained pursuant to this Section 4.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of SouthBanc and Heritage will keep confidential, and will use their best efforts to cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section
4.2 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

          Section 4.3. Applications; Consents. As soon as practicable after the
                       ----------------------
date hereof, SouthBanc and Heritage shall cooperate with each other and use their reasonable best efforts to prepare and file all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. SouthBanc and Heritage shall have the right to review in advance, and will consult with each other on, all the information relating to Heritage and SouthBanc, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          Section 4.4. Antitakeover Provisions. SouthBanc, Heritage and their
                       -----------------------
respective Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt the other party, the Agreement and the Merger from any provisions of an antitakeover nature in SouthBanc's, Heritage's or their respective Subsidiaries" certificates of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

          Section 4.5. Additional Agreements. Subject to the terms and
                       ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.6. Publicity. The initial press release announcing this
                       ---------
Agreement shall be a joint press release and thereafter Heritage and SouthBanc shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto.

          Section 4.7. Stockholders Meetings. SouthBanc and Heritage each shall
                       ---------------------
take all action necessary, in accordance with applicable law and its respective certificate of incorporation and bylaws, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, the Board of Directors of each of SouthBanc and Heritage shall (i) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (ii) use its reasonable best efforts to solicit such approvals. SouthBanc and Heritage shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

          Section 4.8. Registration of SouthBanc Common Stock.
                       --------------------------------------

          (a) As promptly as reasonably practicable following the date hereof, SouthBanc and Heritage shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement-Prospectus relating to the matters to be submitted to the SouthBanc stockholders at the SouthBanc Stockholders Meeting and the matters to be submitted to the Heritage stockholders at the Heritage Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement-Prospectus") and SouthBanc shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of SouthBanc Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Registration Statement"). The Joint Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as SouthBanc's prospectus. Each of SouthBanc and Heritage shall use reasonable best efforts to have the Joint Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. SouthBanc and Heritage shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement-Prospectus or Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement-Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement-Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. SouthBanc will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to SouthBanc stockholders, and Heritage will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to Heritage's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the SouthBanc Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to SouthBanc or Heritage, or any of their respective affiliates, officers or directors, should be discovered by SouthBanc or Heritage which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of SouthBanc and Heritage.

          (b) SouthBanc shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of Heritage and SouthBanc shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

          (c) Prior to the Effective Time, SouthBanc shall notify the Nasdaq National Market of the additional shares of SouthBanc Common Stock to be issued by SouthBanc in exchange for the shares of Heritage Common Stock.

          Section 4.9. Affiliate Letters. Heritage shall use its best efforts to
                       -----------------
cause each director, executive officer and other person who is an "affiliate" of Heritage under Rule 145 of the Securities Act to deliver to SouthBanc as soon as practicable and prior to the mailing of the Joint Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit C, providing that such person will comply with Rule 145.
---------

          Section 4.10 Notification of Certain Matters. Each party shall give
                       -------------------------------
prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Heritage and SouthBanc shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.11. Employees, Directors and Officers.
                        ---------------------------------

          (a) All persons who are employees of Heritage Federal immediately prior to the Effective Time ("Heritage's Employees") shall, at the Effective Time, continue as employees of Heritage Federal ("Continuing Employees"). Subject to paragraph (f) of this Section 4.11, all Continuing Employees shall be employed at the will of Heritage Federal and no contractual right to employment shall inure to such employees because of this Agreement.

          (b) Except as provided in Section 4.11(e), from and after the Effective Time, unless otherwise mutually determined, the SouthBanc Employee Plans and the Heritage Employee Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of SouthBanc and Heritage and their respective Subsidiaries covered by such plans and arrangements at the Effective Time until such time as SouthBanc shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans and arrangements with respect to the employees of SouthBanc and its Subsidiaries ("New Benefit Plans"), including all Continuing Employees. Prior to the Effective Time, SouthBanc and Heritage shall cooperate in reviewing, evaluating and analyzing the SouthBanc Employee Plans and the Heritage Employee Plans with a view toward developing appropriate New Benefit Plans.

          (c) The foregoing subparagraph (b) notwithstanding, SouthBanc agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the SouthBanc Employee Plans and the Heritage Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in Schedule
                                                                        --------
2.1(n) and Schedule 2.2(n), including benefits which vest or are otherwise
------     ---------------
accrued as a result of the consummation of the transactions contemplated by this Agreement.

          (d) With respect to all New Benefit Plans, SouthBanc agrees that Continuing Employees shall receive (i) full credit for prior service with Heritage and Heritage Federal for purposes of eligibility for participation and vesting, (ii) a waiver of all waiting periods and preexisting condition exclusions or penalties and (iii) credit for deductibles, copayments or similar out-of-pocket expenses incurred under any Heritage Employee Plan with respect to the plan year in which the Effective Time occurs. Notwithstanding anything herein to the contrary, with respect to participation in Perpetual Bank's Employee Stock Ownership Plan, Continuing Employees will be eligible to participate in such plan on the earliest date required by ERISA and the IRC and with Continuing Employees receiving credit for years of service with Heritage or any of its Subsidiaries for the purpose of vesting, but not for the purpose of accrual of benefits or allocation of employer contributions.

          (e) Notwithstanding anything in this Agreement to the contrary, the Heritage Federal Bank Employee Stock Ownership Plan (the "Heritage ESOP") shall be terminated as of the Effective Time. In connection with the termination of the Heritage ESOP, Heritage shall promptly apply to the IRS for a determination letter on the Heritage ESOP's tax-qualified status upon termination under Code Sections 401(a) and 4975. Prior to any distributions to any Heritage ESOP participants, the trustees for the Heritage ESOP shall have received a favorable letter from the IRS related to the tax qualified status of the Heritage ESOP upon termination. The parties acknowledge that the existing loan between Heritage and the Heritage ESOP (the "ESOP Loan") shall be repaid in full by the Heritage ESOP upon such termination or as soon thereafter as practicable. The parties further acknowledge that, as of the date hereof, the Heritage ESOP has unallocated assets with a current fair market value exceeding the outstanding balance (principal and accrued interest) of the ESOP Loan. The parties agree that, pursuant to the applicable provisions of the Heritage ESOP, participants in the Heritage ESOP shall benefit from these assets as an allocation of earnings in the manner and to the extent provided under the Heritage ESOP upon termination of the Heritage ESOP. Heritage may take such actions as it deems necessary or appropriate to effectuate this intent. In addition, Heritage may take such other actions, including the making of other amendments to the plan, that it deems necessary or appropriate to preserve the tax-qualified status of the Heritage ESOP or the exempt status of the ESOP Loan. From and after the Effective Time, the administrative and other authority previously exercised solely by a committee appointed by the Board of Directors of Heritage Federal shall be exercised by a committee appointed by the Board of Directors of Heritage in consultation with SouthBanc. The committee shall advise and consult with SouthBanc regarding all actions taken with respect to the Heritage ESOP following the Effective Time.

          On or before the Effective Time, Heritage may make such contributions to the Heritage ESOP as may be necessary to permit the Heritage ESOP to make scheduled principal and interest payments on any outstanding exempt loan in accordance with past practice.

          (f) From and after the Effective Time, J. Edward Wells shall serve as Chairman of SouthBanc, H.A. Pickens, Jr. shall serve as Vice Chairman of SouthBanc and Robert W. Orr shall serve as President and Chief Executive Officer of SouthBanc. At the Effective Time, SouthBanc and Heritage Federal shall enter into employment agreements with J. Edward Wells substantially in the form attached hereto as Exhibits D and E, respectively. At the Effective Time,
                   ----------     -
SouthBanc and Heritage Federal shall enter into Change in Control Agreements with Edwin I. Shealy, Will B. Ferguson, John M. Swofford and James H. Wasson, Jr. substantially in the form attached hereto as Exhibit F.
                                                 ---------

          (g) SouthBanc shall cause Perpetual Bank to appoint J. Edward Wells to the Board of Directors of Perpetual Bank as of the Effective Time. Heritage shall cause Heritage Federal to appoint Robert W. Orr and one other member of the Board of Directors of SouthBanc, who shall be designated by SouthBanc, to the Board of Directors of Heritage Federal as of the Effective Time.

          Section 4.12.    Indemnification.
                           ---------------

          (a) From and after the Effective Time through the sixth anniversary of the Effective Date, SouthBanc agrees to indemnify and hold harmless each present and former director and officer of Heritage and its Subsidiaries and each officer or employee of Heritage and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Heritage's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Heritage and its Subsidiaries and as then permitted under applicable law.

          (b)    Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SouthBanc thereof, but the failure to so notify shall not relieve SouthBanc of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice SouthBanc. In the event of any such claim, action, suit, proceeding or investigation, (i) SouthBanc shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and SouthBanc shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if SouthBanc does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between SouthBanc and the Indemnified Party (and counsel for SouthBanc does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and SouthBanc shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that SouthBanc shall be obligated pursuant to this paragraph
(b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) SouthBanc shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) SouthBanc shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.12 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) SouthBanc shall maintain Heritage's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Heritage's existing policy, including SouthBanc's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall SouthBanc be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.12(d), an amount per annum in excess of 200% of the amount of the annual premiums paid by Heritage as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, SouthBanc shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (e)    In the event SouthBanc or any of its successors or assigns
(i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SouthBanc assume the obligations set forth in this Section 4.12.

          (f) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

          Section 4.13. Dividends. After the date of this Agreement, each of
                        ---------
Heritage and SouthBanc shall coordinate with the other the declaration of any dividends in respect of Heritage Common Stock and SouthBanc Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Heritage Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Heritage Common Stock and any shares of SouthBanc Common Stock any such holder receives in exchange therefor in the Merger.

          Section 4.14 Section 16 Matters. Prior to the Effective Time,
                       ------------------
Heritage and SouthBanc shall take all such steps as may be required to cause any dispositions of Heritage Common Stock (including derivative securities with respect to Heritage Common Stock) or acquisitions of SouthBanc Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Heritage to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                    ARTICLE V
                          Conditions to Consummation
                          --------------------------

          Section 5.1.  Conditions to Each Party's Obligations. The respective
                        --------------------------------------
obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (a)    Stockholder Approvals. This Agreement shall have been approved
                 ---------------------
by the requisite vote of Heritage's and SouthBanc's stockholders in accordance with applicable laws and regulations.

          (b)    Regulatory Approvals. All approvals, consents or waivers
                 --------------------
of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to SouthBanc or Heritage of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

          (c)    No Injunctions or Restraints; Illegality. No party hereto
                 ----------------------------------------
shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (d)    Registration Statement; Blue Sky Laws. The Registration
                 -------------------------------------
Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and SouthBanc shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

          (e)    Third Party Consents. SouthBanc and Heritage shall have
                 --------------------
obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on SouthBanc (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (f)    Tax Opinion. SouthBanc and Heritage shall have received
                 -----------
opinions of Malizia, Spidi, & Fisch, P.C. and Muldoon, Murphy & Faucette LLP, respectively, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to SouthBanc and Heritage, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that accordingly:

                     (i) No gain or loss will be recognized by SouthBanc or Heritage as a result of the Merger;

                     (ii) Except to the extent of any cash received as part of the Merger Consideration or in lieu of a fractional share interest in SouthBanc Common Stock, no gain or loss will be recognized by the stockholders of Heritage who exchange their Heritage Common Stock for SouthBanc Common Stock pursuant to the Merger;

                     (iii) The tax basis of SouthBanc Common Stock received by stockholders who exchange their Heritage Common Stock for SouthBanc Common Stock in the Merger will be the same as the tax basis of Heritage Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

                     (iv) The holding period of SouthBanc Common Stock received by each stockholder in the Merger will include the holding period of Heritage Common Stock exchanged therefor, provided that such stockholder held such Heritage Common Stock as a capital asset on the Effective Date.

          Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of SouthBanc, Heritage and others.

          Section 5.2. Conditions to the Obligations of SouthBanc. The
                       ------------------------------------------
obligations of SouthBanc to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by SouthBanc:

          (a)  Representations and Warranties; Performance of Obligations.  Each
               ----------------------------------------------------------
of the obligations of Heritage required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Heritage contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date), and SouthBanc shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Heritage; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Heritage.

               (b)  Dissenters' Shares. Dissenters' rights shall not have been
                    ------------------
exercised with respect to more than 10% of the outstanding shares of Heritage Common Stock.

               (c)  Good Standing and Other Certificates. SouthBanc shall have
                    ------------------------------------
received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Heritage and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections
5.1 and 5.2 as SouthBanc may reasonably require.

               Section 5.3.  Conditions to the Obligations of Heritage. The
                             -----------------------------------------
obligations of Heritage to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Heritage:

               (a)  Representations and Warranties; Performance of Obligations.
                    ----------------------------------------------------------
Each of the obligations of SouthBanc required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of SouthBanc contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Heritage shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of SouthBanc; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on SouthBanc.

               (b)  Deposit of Merger Consideration. SouthBanc shall have
                    -------------------------------
deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration and Heritage shall have received a certificate from the Exchange Agent to such effect.

               (c)  Good Standing and Other Certificates. Heritage shall have
                    ------------------------------------
received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of SouthBanc and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections
5.1 and 5.3 as Heritage may reasonably require.


                                  ARTICLE VI
                                  Termination

               Section 6.1.  Termination.  This Agreement may be terminated, and
                             -----------
the Merger abandoned, at any time prior to the Effective Time, either before or after any requisite stockholder approval:

               (a) by the mutual consent of SouthBanc and Heritage in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

               (b) by either the Board of Directors of SouthBanc or Heritage, in the event of the failure of the stockholders of Heritage or SouthBanc to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that Heritage or SouthBanc, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 4.7; or

               (c) by either the Board of Directors of SouthBanc or Heritage, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

               (d) by either the Board of Directors of SouthBanc or Heritage, in the event that the Merger is not consummated by December 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

               (e) by either the Board of Directors of SouthBanc or Heritage (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

               (f) by either the Board of Directors of SouthBanc or Heritage, if the Board of Directors of the other party does not publicly recommend in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of the other party shall have withdrawn, qualified or revised such recommendation in any respect materially adverse to the party seeking to terminate this Agreement; or

               (g) by Heritage, if the Board of Directors of Heritage reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Heritage Common Stock then outstanding or all or substantially all of the assets of Heritage constitutes a Superior Proposal and that such proposal must be accepted in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; or

                  (h) by the Board of Directors of Heritage, within five business days after the end of the Measurement Period (as defined in Section 8.1), if the SouthBanc Price is less than $14.05; provided, however, that if within five calendar days after receipt of notice of termination pursuant to this paragraph (i), SouthBanc provides written notice to Heritage that it shall increase the Exchange Ratio to an amount equal (rounded to the nearest one-thousandth) to $15.57 divided by the SouthBanc Price, in which case no termination shall be deemed to have occurred pursuant to this Section 6.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except the Exchange Ratio shall have been so modified).

                  Section 6.2.  Effect of Termination.  In the event of
                  -----------------------------------
termination of this Agreement by either SouthBanc or Heritage as provided in
Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except (i) the last two sentences of Section 4.2, and Sections 8.6 and 8.7, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.


                                   ARTICLE VII
                  Closing, Effective Date and Effective Time
                  ------------------------------------------

                  Section 7.1. Effective Date and Effective Time. The closing of
                               ---------------------------------
the transactions contemplated hereby ("Closing") shall take place at the offices of Muldoon, Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, unless another place is agreed to by SouthBanc and Heritage, on a date specified by the parties ("Closing Date") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of Governmental Entities shall occur and all conditions to the consummation of this Agreement are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) unless extended by mutual agreement of the parties. Prior to the Closing Date, SouthBanc and Heritage shall execute a certificate of merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date as specified in the certificate of merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the certificate of merger.

               Section 7.2.   Deliveries at the Closing. Subject to the
                              -------------------------
provisions of Articles V and VI, on the Closing Date there shall be delivered to SouthBanc and Heritage the documents and instruments required to be delivered under Article V.


                                 ARTICLE VIII
                             Certain Other Matters
                             ---------------------

               Section 8.1.   Certain Definitions; Interpretation.   For
 purposes of this Agreement:  -----------------------------------

               "Acquisition Proposal" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Heritage or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

               "Acquisition Transaction" means any of the following (other than the transactions contemplated hereunder) involving SouthBanc or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith;

               "CRA" means the Community Reinvestment Act;

               "Delaware Law" means the Delaware General Corporation Law;

               "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or
(ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect;

               "ERISA" means the Employee Retirement Income Security Act of 1974 as amended;

               "ERISA Affiliate" means any entity that is considered one employer with SouthBanc or Heritage, as the case may be, under Section 4001(b)(1) of ERISA or Section 414 of the IRC;

               "Exchange Act" means the Securities Exchange Act of 1934, as amended;

               "Excluded Shares" shall consist of (i) Dissenters' Shares and
(ii) shares held directly or indirectly by SouthBanc (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted);

               "FDIA" means the Federal Deposit Insurance Act, as amended;

               "FDIC" means the Federal Deposit Insurance Corporation;

               "GAAP" means generally accepted accounting principles;

               "Government Regulators" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits;

               "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality;

               "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

               "Heritage Common Stock' means the common stock, par value $.01 per share, of Heritage;

               "HOLA" means the Home Owners' Loan Act, as amended;

               "IRC" means the Internal Revenue Code of 1986, as amended;

               "IRS" means the Internal Revenue Service;

               "knowledge" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president;

               "Loan" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit;

               "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Heritage or SouthBanc, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both SouthBanc and Perpetual Bank and Heritage and Heritage Federal, as the case may be, or to similarly situated financial and/or depository institutions or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred;

               "Measurement Period" means the ten consecutive trading days immediately preceding the eleventh calendar day prior to the Closing Date;

               "NASD" means the National Association of Securities Dealers,
Inc.;

               "OTS" means the Office of Thrift Supervision;

               "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity;

               "SEC" means the Securities and Exchange Commission;

               "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

               "SouthBanc Common Stock" means the common stock, par value $0.01 per share, of SouthBanc;

               "SouthBanc Price" means the average of the closing sales price of SouthBanc Common Stock, as reported on the Nasdaq National Market, for the Measurement Period; provided, however, that in the event SouthBanc Common Stock does not trade on one or more of the trading days in the Measurement Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which SouthBanc Common Stock actually traded during the Measurement Period;

               "Subsidiary" means a corporation, partnership, joint venture or other entity in which Heritage or SouthBanc, as the case may be, has, directly or indirectly, an equity interest representing 5% or more of any class of the capital stock thereof or other equity interests therein;

               "taxes" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes; and

               "Triggering Event" means any one or more of the following events:

                   (i) SouthBanc shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person to effect an Acquisition Transaction;

                   (ii) Any person shall have made, in the reasonable opinion of the Board of Directors of SouthBanc, a bona fide proposal to SouthBanc or its stockholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; and

                   (iii) Any person shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of SouthBanc Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of SouthBanc Common Stock.

               When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

               Section 8.2.  Survival. Only those agreements and covenants of
                             --------
the parties that are by their terms applicable in whole or in part after the Effective Time, including the last two sentences of Section 4.2 and Sections 4.11, 4.12, and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

               Section 8.3.  Waiver; Amendment. Prior to the Effective Time, any
                             -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Heritage or SouthBanc, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Heritage Common Stock or contravene any provision of Delaware Law or the federal banking laws, rules and regulations.

               Section 8.4.  Counterparts.  This Agreement may be executed in
                             ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

               Section 8.5.  Governing Law.  This Agreement shall be governed
                             -------------
by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

               Section 8.6.  Expenses. Each party hereto will bear all expenses
                             --------
incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement-Prospectus and Registration Statement shall be shared equally by SouthBanc and Heritage.

               Section 8.7.  Notices. All notices, requests, acknowledgments
                             -------
and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

               If to Heritage, to:
                                 Heritage Bancorp, Inc.
                                 201 W. Main Street
                                 Laurens, South Carolina  29360

                                 Facsimile: (864) 984-2293

                                 Attention: J. Edward Wells
                                            President and Chief Executive
                                            Officer

                  With copies to:
                                 Paul M. Aguggia, Esq.
                                 Muldoon, Murphy & Faucette LLP
                                 5101 Wisconsin Ave., NW
                                 Washington, DC 20016
                                 Facsimile: (202) 966-9409

                  If to SouthBanc, to:

                                 SouthBanc Shares, Inc.
                                 907 Main Street
                                 Anderson, South Carolina 29621
                                 Facsimile:  (864) 260-3662

                                 Attention: Robert W. Orr
                                            President and Chief Executive
                                            Officer

                  With copies to:

                                 John J. Spidi, Esq.
                                 Malizia Spidi & Fisch, PC
                                 1301 K Street, N.W.
                                 Suite 700 East
                                 Washington, D.C. 20005
                                 Facsimile:  (202) 434-4661

                  Section 8.8.   Entire Agreement; etc.   This Agreement,
                                 ---------------------
together with the Stock Option Agreements and the Schedules, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.11 and 4.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 8.9.   Successors and Assigns; Assignment. This
                                 ----------------------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

                  In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 14th day of February, 2000.

                                      SouthBanc Shares, Inc.


                                      By:   /s/ Robert W. Orr
                                            ---------------------------
                                            Robert W. Orr
                                            President and Chief Executive
                                            Officer

                                      Heritage Bancorp, Inc.


                                      By:   /s/ J. Edward Wells
                                            ---------------------------
                                            J. Edward Wells
                                            President and Chief Executive
                                            Officer